CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Floating InterNotes® Due March 15, 2023	$615,000,000	$83,886.00

Filed Under Rule 424(b)(2), Registration Statement No. 333-178262
Pricing Supplement No. 431 Dated March 11, 2013
(To: Prospectus Dated December 5, 2012 , as supplemented by Prospectus Supplement Dated January 3, 2013)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Initial Interest Rate	Interest Rate Basis	Index Maturity	Spread To Interest Rate Basis	Interest Reset Dates	Maximum Interest Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option
36966THT2	100.000%	1.800%	Floating	To be established two London Banking Days prior to the settlement date	LIBOR note	Three month	plus 100bps	March 15, June 15, September 15 and December 15 of each year commencing with the first coupon date through but excluding the maturity date	N/A	QUARTERLY	03/15/2023	06/15/2013	Yes
Redemption Information: Non-Callable

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

General Electric Capital Corporation
Offering Dates: Monday, March 4, 2013 through Monday, March 11, 2013
Trade Date: Monday, March 11, 2013 @12:00 PM ET
Settlement Date: Thursday, March 14, 2013
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: BofA Merrill Lynch, Incapital, LLC, Citigroup, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

Legal Matters:
In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company?s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.

* GE CAPITAL is the registered trademark of General Electric Capital Corporation.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated January 3, 2013 to Prospectus Dated December 5, 2012